Exhibit 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of Eos Energy Enterprises, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
EXECUTED as of this 6th day of August, 2026.
CERBERUS CAPITAL MANAGEMENT II, L.P.
By: /s/ Alexander D. Benjamin
Name/Title: Alexander D. Benjamin/Senior Managing Director and Chief Legal Officer

CCM DENALI EQUITY HOLDINGS, LP
By: /s/ Alexander D. Benjamin
Name/Title: Alexander D. Benjamin/Manager, CCM Denali Equity Holdings GP, LLC, its general partner

CCM DENALI EQUITY HOLDINGS GP, LLC
By: /s/ Alexander D. Benjamin
Name/Title: Alexander D. Benjamin/Manager

CCM FRONTIER JV HOLDCO, LLC
By: /s/ Jake Hansen
Name/Title: Jake Hansen/President

CCM FRONTIER POWER USA HOLDINGS, LP
By: /s/ Jake Hansen
Name/Title: Jake Hansen/President CCM FRONTIER POWER USA HOLDINGS GP, LLC
By: /s/ Jake Hansen
Name/Title: Jake Hansen/President CERBERUS GP MANAGER LLC
By: Alexander D. Benjamin Name/Title: Alexander D. Benjamin/Senior Managing Director